Exibit 99.1

       Tupperware Announces Higher Expectation for Third Quarter Results
                         and U.S. Business Streamlining

    ORLANDO, Fla., Sept. 30 /PRNewswire-FirstCall/ -- Tupperware Corporation (NYSE: TUP) announced today that it expects to report third quarter 2004 diluted earnings per share of 16 - 18 cents, reflecting net income of $9.2 - $10.8 million. The quarter is expected to include 11 cents from a gain on land development and three cents of re-engineering costs. Excluding these items, diluted earnings per share is expected to be 8 - 10 cents compared with breakeven last year.

    The 16 - 18 cents in the third quarter would be 10 - 11 cents higher than the outlook given in July. A major component of the improvement is 5 - 6 cents of higher earnings from the Company's segments, mainly Europe and Asia Pacific. Additionally, lower than foreseen third quarter re-engineering costs, interest expense and income taxes contribute to the improvement, along with a slightly higher gain on land development.

    Third quarter 2004 sales are expected to be up slightly versus the 2003 quarter, although down slightly excluding the favorable impact of foreign exchange on the comparison.

    Today, the Company announced a headcount reduction in its Tupperware U.S. business and will record a re-engineering charge in the fourth quarter of approximately $1.0 million for cash severance costs. The resulting streamlined organization will be appropriate under the Company's new sales force compensation plan and to align its cost structure with the current sales level. Annualized savings from these actions are expected to be approximately $2.7 million. This is incremental to previously announced value chain improvements.

    After considering anticipated third quarter results and its current business trends and plans, the Company is confirming its previous full-year outlook range of $1.28 - $1.38 per diluted share. The Company expects to narrow this range upon reporting third quarter results on October 18, 2004. This outlook reflects the continuation of good results in BeautiControl North America, Latin America and many Asia Pacific markets. It also reflects continued weakness in the United States and Japan and lower productivity evidenced through fewer parties in Germany during its Fall promotional period. Included in this outlook is 13 cents of gains on land development, which have already been realized through the third quarter, and six cents of re-engineering costs.

    The Company expects an insurance recovery associated with hurricane damage at its Orlando headquarters. The amount to be recovered is expected to be agreed upon by year-end 2004 and reflected in fourth quarter results; however, no estimate is included in the outlook range.

    "We have taken these actions in our U.S. business as part of an ongoing effort to improve our value chain while we rebuild the sales force through implementation of the Taste of Tupperware Party and our new sales force compensation plan," said Rick Goings, Chairman and Chief Executive Officer. "We are pleased with our results this quarter and to be able to confirm our full-year guidance range."

    Tupperware will announce its third quarter earnings on October 18, 2004 and a conference call will be held at 10:00 a.m. Eastern time. If you would like to participate in the call, please dial 913-981-5510, about five minutes prior to the scheduled start time to reserve your place. A replay recording will be available starting at 1:00 p.m. Eastern. The replay dial number is 888-203-1112 or 719-457-0820, passcode 921473.

    This call will also be available via a live and archived audio Webcast at http://www.Tupperware.com .


    Tupperware Corporation, a $1.2 billion multinational company, is one of the world's leading direct sellers, supplying premium food storage, preparation and serving items to consumers in almost 100 countries through its Tupperware brand. In partnership with one million independent sales consultants worldwide, Tupperware reaches consumers through informative and entertaining home parties; retail access points in malls and other convenient venues; corporate and sales force Internet web sites; and television shopping. Additionally, premium beauty and skin care products are brought to customers through its BeautiControl brand in North America, Latin America and Asia Pacific. Consumers can access the brands' web sites at http://www.tupperware.com and http://www.beauticontrol.com .


    Tupperware stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release which are not historical fact and use predictive words such as "outlook" or "target" are forward-looking statements. These statements involve risks and uncertainties which include recruiting and activity of the Company's independent sales forces, the success of new product introductions and promotional programs, the ability to obtain all government approvals on land development, the success of buyers in attracting tenants for commercial developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's report on Form 8-K dated April 10, 2001, as filed with the Securities and Exchange Commission.


    Non-GAAP Financial Measures

    The Company has utilized non-GAAP financial measures in this release, which are provided to assist in investors' understanding of the Company's results of operations. The adjustment items materially impact the comparability of the Company's results of operations. The adjusted information is intended to be more indicative of Tupperware's primary operations, and is intended to assist investors in evaluating performance and analyzing trends across periods. The non-GAAP financial measures exclude gains on land development. While the Company is engaged in a multi-year program to sell land for development, this activity is not part of the Company's primary business operation. Additionally, the gains recognized in any given period are not necessarily indicative of gains which may be recognized in any particular future period. For this reason, these gains are excluded from indicated earnings per share amounts. Also, the Company periodically records exit costs as defined under Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", and believes these amounts are similarly volatile and impact the comparability of earnings across quarters. Therefore, they are also excluded from indicated earnings per share calculations to provide what the Company believes represents a more useful measure for analysis and predictive purposes.



SOURCE  Tupperware Corporation
    -0-                             09/30/2004
    /CONTACT: Jane Garrard of Tupperware Corporation, +1-407-826-4522 / /Web site: http://www.tupperware.com
                http://www.beauticontrol.com /
    /Audio:  http://www.tupperware.com /
    (TUP)

CO:  Tupperware Corporation; BeautiControl
ST:  Florida, Japan, Germany
IN:  HOU
SU:  ERP CCA MAV